ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated May 19, 2014

COMMODITY ETRACSETRACS CMCI Industrial Metals Total Return ETNProfile ETN Ticker: UBMETN Ticker UBMKey FeaturesIssuer UBS AG – Exposure to a portfolio of commodity Issuer Credit Rating1 A2 (Moody’s); A (S&P); A (Fitch) futures through a single investmentUnderlying Index UBS Bloomberg CMCI Industrial Metals Total Return Index – Convenience of an exchange-traded securityInitial trade date 4/01/2008 Maturity date 4/05/2038Annual Tracking Rate 0.65%, accrued on a daily basis CUSIP 902641752Primary exchange NYSE ArcaAbout the Underlying IndexThe Index measures the collateralized returns from a basket of six futures contracts representing the industrial metals sector. The commodity futures contracts are diversified across five constant maturities from three months up to three years. The Index was created in January 2007 and has no performance history prior to that date.About the ETNETRACS CMCI Industrial Metals Total Return is designed to track the performance of the UBS Bloomberg CMCI Industrial Metals Index Total Return (the “Index”), less investor fees.Exchange-traded Notes are senior, unsecured, unsubordinated debt securities that provide investors with exposure to the total returns of various market indices, including those linked to stocks, bonds, commodities and/or currencies, less investor fees. ETRACS are innovative investment products offering easy access to markets and strategies that may not be readily available in the existing marketplace.ETRACS : Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS CMCI Industrial Metals Total Return ETNHistorical Index Returns1 Month 3 Months 6 Months 1 Year 3 Years 5 Years UBS Bloomberg CMCI Industrial Metals USD TR Index -1.28% 0.89% -5.29% -12.39% -32.16% 54.67% S&P GSCI® Industrial Metals Total Return -0.57% 1.20% -5.45% -13.83% -35.44% 47.03% Rogers Industrial Metals Total Return 0.46% 2.25% -4.23% -12.36% -32.69% 55.01% DJ-UBS Industrial Metals Total Return -0.36% 2.04% -4.99% -13.97% -37.96% 41.55%Source: Bloomberg/Reuters. The historical Index returns shown above are cumulative total returns for the stated periods as of February 27, 2014 and are furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively. The ETN is subject to investor fees. As a result, the total return on the ETN will always be lower than the total return on the Index or the total return on a direct investment in the Index constituents.Index ComparisonUBS Bloomberg CMCI Industrial Metals USD TR Index S&P GSCI® Industrial Metals Total Return Rogers Industrial Metals Total Return DJ-UBS Industrial Metals Total ReturnSource: Bloomberg/Reuters. The graph above illustrates the historical returns of the Index in comparison with other benchmark indices for the stated periods as of February 27, 2014. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively. The ETN is subject to investor fees. As a result, the return on the ETN will always be lower than the total return of the Index or the total return on a direct investment in the Index constituents.Target Weights Benefits of InvestingName – Exposure to a portfolio of metal commodity futures through a% Weight single investment.Copper 36.22% Aluminum 25.66% High Grade Copper 14.28%Zinc 9.23%Nickel 8.94%Lead 5.67%Source: UBS AG, target weights effective February 2014.ETRACS : Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS CMCI Industrial Metals Total Return ETNSelected Risk Cnsiderations – Potential over-concentration in particular commodityAn investment in the ETRACS ETNs involves risks. Selected risks sectors - The commodities underlying the futures contracts are summarized here, but we urge you to read the more included in the Index are concentrated in a single sector, detailed explanation of risks described in the “Risk Factors” industrial metals. Investment in the ETRACS ETNs will increase section of the prospectus supplement for the ETRACS ETNs (the your portfolio’s exposure to fluctuations in the industrial “ETRACS Prospectus”). Capitalized terms used below (and metals commodity sector. elsewhere in this document) but not defined herein shall have – A trading market for the ETRACS ETNs may not develop the meanings attributed to them in the ETRACS Prospectus. - Although the ETRACS ETNs are listed on NYSE Arca, a trading market for the ETRACS ETNs may not develop. Certain– You may lose some or all of your principal - The ETRACS affiliates of UBS may engage in limited purchase and resale ETNs are fully exposed to any decline in the level of the Index. transactions in the ETRACS ETNs, although they are not You will lose some or all of your principal if the Index Ending required to and may stop at any time. We are not required to Level is below the Index Starting Level or if the Index Ending maintain any listing of the ETRACS ETNs on NYSE Arca or any Level is not sufficiently above the Index Starting Level to offset other exchange. the cumulative effect of the Fee Amount applicable to your – No interest payments from the ETRACS ETNs - You will ETRACS ETNs. The Index is volatile and subject to a variety of not receive any interest payments on the ETRACS ETNs. market forces, some of which are described below. The Index – No direct exposure to fluctuations in foreign exchange Ending Level is therefore unpredictable. Commodity prices rates - The value of your ETRACS ETNs will not be adjusted to may change unpredictably, affecting the prices of the compensate for exchange rate fluctuations between the U.S. commodities underlying the exchange-traded futures dollar and each of the other currencies in which the futures contracts comprising the Index and, consequently, the value contracts composing the Index are quoted. Therefore, if the of the ETRACS ETNs. applicable currencies appreciate or depreciate relative to the– Limited performance history - The return on the ETRACS U.S. dollar over the term of the ETRACS ETNs, you will not ETNs is linked to the performance of the Index, which was receive any additional payment or incur any reduction in the introduced in January 2007. As a result, the Index has a payment at maturity, call or early redemption. limited performance history, and it is uncertain how the Index – Minimum redemption amount - You must elect to redeem will perform. In addition, while the Index is intended to at least 50,000 ETRACS ETNs for UBS to repurchase your represent a benchmark for commodities investments in the ETRACS ETNs, unless we determine otherwise or your broker industrial metals sector, the methodology used to achieve this or other financial intermediary bundles your ETRACS ETNs for benchmarking has a limited history in its application. It redemption with those of other investors to reach this therefore cannot be determined at this point whether, or the minimum requirement. extent to which, the Index will serve as an adequate – Uncertain tax treatment - Significant aspects of the tax benchmark for the performance of the commodities market in treatment of the ETRACS ETNs are uncertain. You should the industrial metals sector. consult your own tax advisor about your own tax situation.– Market risk - The return on the ETRACS ETNs, which may be – UBS’s Contingent Call Right - UBS may elect to redeem all positive or negative, is directly linked to the performance of outstanding ETRACS ETNs if the aggregate principal amount the Index, which is based on a variety of market and economic of ETRACS ETNs outstanding is less than $10,000,000 as factors, interest rates in the markets and economic, financial, described under ‘‘Specific Terms of the Securities - UBS’s political, regulatory, judicial or other events that affect the Contingent Call Right’’ in the ETRACS Prospectus. markets generally. – Credit of UBS - The ETRACS ETNs are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETRACS ETNs depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the ETRACS ETNs and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETRACS ETNs.ETRACS : Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS CMCI Industrial Metals Total Return ETNFootnotes1 The issuer credit rating as of May 1, 2014 pertains to the creditworthiness of UBS AG (that is, the ability of UBS AG to meet its obligations under the terms of the ETNs) and is not indicative of the market risk associated with the ETNs. The creditworthiness of UBS AG does not affect or enhance the likely performance of the ETNs other than with respect to the ability of UBS AG to meet its obligations thereunder. We have not obtained a rating from any rating organization with respect to the ETRACS ETNs.DisclaimerThis material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, or product supplement and pricing supplement, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the prospectus supplement, or product supplement and applicable pricing supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC.UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2014. The key symbol and UBS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are services marks of UBS and/or Bloomberg. Covered by US Patent Nos. 8,175,949 and 8,195,543. “Dow Jones”, “DJ-UBS Commodity Index” and “DJ-UBSCISM” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.For questions or additional information about ETRACSContact us ETRACS Investor Service Center: +1-877-387-2275 Email: etracs@ubs.comHours available: Monday to Friday 8:00 a.m. - 5:00 p.m. EST Website: www.etracs.com